EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective July 17, 2019 (the “Effective Date”), by MATTHEW STECKER (“Executive”) and EVOLVING SYSTEMS, INC. (the “Company”).

RECITALS

A.                                    Executive is currently serving as CEO of Company and Company desires to continue to employ Executive and to compensate Executive for Executive’s services to the Company; and

B.                                    Executive wishes to be employed by the Company and provide services to the Company in return for certain compensation;

Accordingly, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the sufficiency of which is acknowledged, the parties agree to the following:

1.                                      DEFINITIONS.

1.1                               “Affiliates” means, with respect to the Company, any entity which, directly or indirectly, is controlled by or is under common control with the Company. For purposes of this Agreement, “Control” means (i) the possession, directly or indirectly, of more than 50% of the voting power to elect directors, in the case of a corporation, or members of a comparable governing body in the case of a limited liability company, firm, joint-venture, association or other entity; (ii) with respect to a partnership, a general partner thereof or a person having management rights comparable to those of a general partner.

1.2                               “Board of Directors” or “Board” means the Board of Directors of the Company.

1.3                               “Cause” will be limited to mean the following:

(i)                                     Willful misfeasance or nonfeasance by Executive that materially injures the company and which results in a misdemeanor or felony criminal conviction under State laws

(ii)                                  Willful misfeasance or nonfeasance by Executive that materially injures the company and which results in a misdemeanor or felony criminal conviction under Federal laws

(iii)                               Imposition of a penalty resulting in the inability to serve as an executive of a public company made by the Securities and Exchange Commission.

(iv)                              Willful or prolonged absence from work by Executive, other than by reason of Disability or approved leave of absence, whether paid or unpaid.

1.4                               “Change of Control” will mean the occurrence of any of the following:

(i)                                     the date any person or group acquires ownership of stock of the Company that, together with stock held by the person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; (b) a liquidation or dissolution of the Company; or (c) the sale of all or substantially all (greater than seventy-five percent (75%)) of the fair market value of the assets of the Company.

(ii)                                  the acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act of more than fifty percent (50%) of either the then-outstanding shares of the Company’s common stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (a) the Company or its Affiliates; or (b) any employee benefit plan of the Company or its Affiliates; or any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing fifty percent (50%) or more of the total voting power of the stock of such corporation; or

(iii)                               individuals who constitute the majority of the Board as of the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of the Company’s securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board will be considered a member of the Incumbent Board.

1.5                               “Code” will mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

1.6                               “Disability” will mean the earliest of the date on which Executive is deemed disabled under:  (i) the long-term disability policy maintained by the Company; (ii) Code Section 22(e)(3); or (iii) the determination of the Social Security Administration. Notwithstanding the foregoing, Executive will not be considered to have suffered a Disability under subparagraph (ii) above if Executive timely provides medical certification from a qualified licensed physician that Executive is able to perform the essential functions of Executive’s position, with or without reasonable accommodation.

1.7                               “Good Reason” will mean the occurrence of any of the following without Executive’s prior written consent:

(i)                                     the removal of Executive as CEO of the Company, assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s position, including any material diminution of Executive’s status, title, authority, duties or responsibilities or any other action that results in a material diminution in such status, title, authority, duties or responsibilities;

(ii)                                  the requirement that Executive report within a management structure that adds a layer of management between Executive and the Board;

(iii)                               the requirement that Executive relocate Executive’s principal place of employment to a location that is farther than twenty-five (25) miles from Executive’s current (as of the Effective Date) home office;

(iv)                              the reduction by five percent (5%) or more of Executive’s base salary or the reduction by five percent (5%) or more of the aggregate of Executive’s base salary and Incentive Compensation target cumulatively during any one year period, without Executive’s consent, or any action that materially adversely affects Executive’s overall compensation and benefits package, provided that the Company may change the benefits package if those changes are made on a non-discriminatory basis for all employees who participate in the benefits plans available to Executive; or

(v)                                 the failure of the Company to pay to Executive any portion or installment of any salary, Incentive Compensation or deferred compensation within fourteen (14) days of the date such compensation is due.

1.8                               “Termination Date” will mean Executive’s last day of employment, regardless of whether termination is on account of death, Disability, with or without Cause, or a resignation with or without Good Reason.

2.                                      EMPLOYMENT BY THE COMPANY.

2.1                               POSITION. Subject to the terms set forth in this Agreement, the Company agrees to employ Executive in the position of CEO, and Executive hereby accepts such continued employment and position. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

2.2                               DUTIES. Executive will report to the Board and will perform such duties as are normally associated with Executive’s position as are assigned to Executive from time to time. Executive will perform Executive’s duties under this Agreement at such other locations as agreed upon by Executive and the Company.

2.3                               TERM. The term of this Agreement will run from the Effective Date until such time as it is terminated in accordance with the terms of this Agreement.

2.4                               COMPANY POLICIES AND BENEFITS. The employment relationship between the parties will be subject to the Company’s personnel policies and procedures as they may be adopted, revised or deleted from time to time in the Company’s sole discretion. Subject to any specific exceptions or conditions set forth in Section 3.4, Executive will be eligible to participate on substantially the same basis as similarly situated Executives in the Company’s benefit plans and programs in effect from time to time during Executive’s employment; provided, however, that participation and awards under any equity compensation or equity Incentive Compensation plan or program will be determined by the Board on an individual, case-by-case basis. All matters of eligibility for coverage or benefits under any benefit plan or program will be determined in accordance with the provisions of such plan or program. The Company reserves the right to change, alter, or terminate any benefit plan or program in its sole discretion; provided, however, that no such change, alteration or termination will change any vested or accrued benefits or rights of Executive. Notwithstanding the foregoing, in the event that the terms of this Agreement expressly provide Executive with benefits that differ from the Company’s generally available benefits, then the terms of this Agreement will control.

3.                                      COMPENSATION AND BENEFITS.

3.1                               SALARY. Executive will receive for Executive’s services to be rendered under this Agreement an initial annualized base salary of Three Hundred Thousand Dollars ($300,000) (the “Base Salary”), subject to annual review and adjustment from time to time by the Board. The Base Salary will be payable in accordance with Company’s standard payroll practices. Employee will simultaneously forfeit his right to compensation currently being received in his role as both a director and as chairman of the Company.

3.2                               INCENTIVE COMPENSATION. For the calendar year 2019, Executive will be eligible for annual incentive compensation as set forth on Exhibit A. Beginning July 17, 2019, Executive will be eligible for quarterly and annual incentive compensation (“Incentive Compensation”) which the Board may set between twenty and fifty percent of Executive’s then-current Base Salary, as determined by the Board in its sole discretion. The Company will pay earned quarterly and annual Incentive Compensation at the time(s) determined by the Company, but in no event later than March 15 of the calendar year following the year in which Executive’s right to the Incentive Compensation arises.

3.3                               EXPENSE REIMBURSEMENT. The Company will reimburse Executive for reasonable business expenses incurred by Executive during the period Executive is employed by the Company, in accordance with the Company’s standard expense reimbursement policy.

3.4                               PAID TIME OFF.  Executive will have paid time off in accordance with Exhibit A, which will be scheduled at a time acceptable to both the Executive and the Company.

3.5                               BENEFITS. As provided in Section 2.4, Executive will receive benefits in accordance with the Company’s standard benefits plan and policies, as amended from time to time.  In addition, Executive will be entitled to receive the additional benefits set forth on Exhibit A hereto.

4.                                      NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY.

4.1                               NON-COMPETITION. Executive acknowledges that Executive will gain extensive and valuable experiences and knowledge in the business conducted by the Company and its Affiliates and will have extensive contacts with customers of the Company and its Affiliates. Accordingly, in consideration of the mutual promises contained in this Agreement, Executive covenants and agrees with the Company that, during the term of this Agreement and for a period of twelve (12) months or, if Executive receives Enhanced Severance

Benefits under Section 7.4, eighteen (18) months, following the Executive’s Termination Date, Executive will not compete directly or indirectly with the Company or its Affiliates and will not during such period make public statements in derogation of the Company or its Affiliates. Competing directly or indirectly with the Company and its Affiliates will mean engaging or having a material interest, directly or indirectly, as owner, employee, officer, director, partner, venturer, stockholder, capital investor, consultant, agent, principal, advisor or otherwise, either alone or in association with others, in the operation of any entity’s division or group which (a) provides campaign management systems for telecommunications carriers similar to those provided by the Company and/or (b) is engaged in such other businesses for telecommunication carriers as the Company is actively engaged in at the time of Executive’s termination of employment. Competing directly or indirectly with the Company or its Affiliates, as used in this Agreement, will not include having an ownership interest as an inactive investor, which for purposes of this Agreement will mean the beneficial ownership of less than five percent (5%) of the outstanding shares of any series or class of securities of any competitor of the Company, which shares are publicly traded in the securities markets. This Section 4.1 will cease to apply in the event the Company is in breach of any obligations to provide severance benefits in accordance with Section 7.2 and/or Section 7.4 and fails to cure such breach within twenty (20) days of receiving written notice of such breach from Executive. Executive agrees that any violation of this Section 4.1 by Executive, as determined by a court of law, will result in termination of the Company’s obligations to provide severance benefits under this Agreement and in the event of such termination, Executive will be required to repay to the Company any such severance benefits previously received.

4.2                               NON-SOLICITATION. Executive acknowledges that Executive will have extensive contacts with employees and customers of the Company. Accordingly, in consideration of the mutual promises contained in this Agreement, Executive covenants and agrees that during the term of this Agreement, and for a period of twelve (12) months or, if Executive receives Enhanced Severance Benefits under Section 7.4, eighteen (18) months, following Executive’s Termination Date, Executive will not (i) solicit, raid, entice or induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates; (ii) interfere with the relationship of the Company or its Affiliates with any such employees, including, but not limited to, hiring such employee; or (iii) personally target or solicit customers of the Company or its Affiliates to purchase products or services in competition with the Company’s or its Affiliates products or services or to terminate a relationship with the Company or its Affiliates. This Section 4.2 will cease to apply in the event the Company is in breach of any obligations to provide severance benefits in accordance with Section 7.2 and/or Section 7.4 and fails to cure such breach within twenty (20) days of receiving notice of such breach from Executive. Executive agrees that any violation of this Section 4.2 by Executive, as determined by a court of law, will result in termination of the Company’s obligations to provide severance benefits hereunder and in the event of such termination, Executive will be required to repay to the Company any such severance benefits previously received.

4.3                               CONFIDENTIALITY. Executive acknowledges that Executive will have access to certain information related to the business, operations, future plans and customers of the Company and its Affiliates, the disclosure or use of which could cause the Company substantial losses and damages. Accordingly, Executive acknowledges and affirms the terms and conditions of the Proprietary Information Agreement signed by Executive, which is incorporated by reference and attached as Exhibit B.

5.                                      OUTSIDE ACTIVITIES. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, consulting, advisory, or other business enterprise or business activities that would interfere with Executive’s responsibilities and the performance of Executive’s duties under this Agreement with the exception that engaging in charitable, civic, community activities and serving of boards of directors of charitable or civic organizations will not constitute interference, provided the time spent in such activities does not negatively impact Executive’s performance of Executive’s duties under this Agreement. Executive’s existing board relationship with Live Microsystems is specifically excluded from this clause. Any future outside directorships must be approved by the Board.

6.                                      NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and as an executive of the Company does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, that conflicts with Executive’s obligations hereunder.

7.                                      TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section 7 govern the amount of compensation, if any, to be provided to Executive upon termination of Executive’s employment and do not alter Executive’s at-will status.

7.1                               STANDARD TERMINATION PAYMENTS.

a.                                      Salary and Reimbursements. Regardless of the reason for termination, the Company will pay Executive on the first regularly scheduled payroll date following Executive’s Termination Date any Base Salary accrued but unpaid as of Executive’s Termination Date, the value of any accrued paid time off unused by Executive as of Executive’s Termination Date, and any unpaid Expense Reimbursement, so long as the Expense Reimbursement complies with the Company guidelines for such requests.

b.                                      Incentive Compensation. In the event Executive’s employment with the Company terminates for any reason (including death or Disability) before the end of any quarterly or annual performance period on which the Incentive Compensation is based, Executive will be paid a pro-rata portion of Executive’s Incentive Compensation (based on the number of days Executive was employed in the applicable quarter with regard to the quarterly Incentive Compensation and the number of days Executive was employed in the calendar year with respect to the annual Incentive Compensation) of the Incentive Compensation that is earned for the quarter/year in which Executive’s employment with the Company terminated, such amounts to be paid on the date the Company would otherwise have paid the Incentive Compensation if Executive’s employment with the Company had not terminated. If the Incentive Compensation is considered “compensation” for purposes of any Company-sponsored qualified retirement plan, the right to defer such Incentive Compensation will continue to be governed by such plan or plans, with the terms of such plan or plans incorporated into this Agreement by reference. Except as otherwise provided in Section 7.4(b)(i), Executive will not be eligible to be paid Incentive Compensation for any subsequent performance period.

7.2                               SEVERANCE BENEFITS — TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON.

(a)                                 Company’s Right to Terminate. The Company will have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(i)                         upon Executive’s Disability in accordance with Section 7.5;

(ii)                      for Cause, by giving notice as described in Section 7.6;

(iii)                   without Cause.

(b)                                 Executive’s Right to Terminate. Executive will have the right to resign Executive’s employment with the Company at any time as well as following an event constituting Good Reason.

(c)                                  Severance Benefits.  In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, Executive will receive, in addition to the Standard Termination Payments, the following:

(i)                                     Base Severance Payments. Provided that Executive delivers to the Company a fully executed and complete release, without revocation, in favor of the Company and its

Affiliates, and in form and substance satisfactory to the Company (the “Release”) within sixty (60) days of Executive’s Termination Date (the “Execution Deadline”), the Company will provide to Executive an amount equal to twelve (12) months of Executive’s then-current Base Salary and (b) one hundred percent (100%) of the amount of the Incentive Compensation target (excluding any commission targets) for the calendar year in which the Termination Date occurs (collectively the “Base Severance Payments”). The Base Severance Payments will be payable in equal installment payments over the twelve (12) month period starting retroactively from the Termination Date in accordance with the Company’s regular bi-weekly paydays, or if different, in accordance with the Company’s customary payroll practices.

(ii)                                  COBRA Benefits. In the event Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in accordance with the COBRA materials that will be provided to Executive by the Company or the Company’s third party COBRA administrator, the Company will pay the Company’s portion (based upon the Company’s monthly premium subsidy immediately prior to the Termination Date) of Executive’s COBRA premium for the same medical, dental and vision benefit plan coverage (“Group Health Plan Coverage”) Executive and Executive’s dependents had as of the Termination Date for a period of twelve (12) months, or until Executive elects to receive group medical, dental and vision insurance from another source, whichever occurs first. Payment of COBRA premiums will be made by the Company on Executive’s behalf directly to the Group Health Plan’s COBRA administrator. Executive will be mailed a COBRA packet at his last known address. Such packet will contain additional information about Executive’s COBRA rights and responsibilities.

(iii)                               Severance Benefits Contingent on Execution of Release. Notwithstanding the foregoing, any Base Severance Payments that are otherwise payable before the Execution Deadline will be withheld pending Executive’s execution and delivery of the Release and will be paid on the payroll date immediately following the Execution Deadline. For the avoidance of doubt, Executive will forfeit the right to receive any Base Severance Payments or COBRA Benefits if Executive fails to deliver the Release by the Execution Deadline. For this forfeiture to take effect, the Release will not materially alter Executive’s rights to receive any payments or benefits under this Agreement; enlarge Executive’s obligations under this Agreement, including without limitation, Executive’s covenants of non-competition and non-solicitation; or impose material new obligations on Executive.

(d)                                 Compliance with Code Section 409A. The Company and Executive intend that (i) payments under Section 7.2(c)(i) will be made on account of an involuntary separation from service within the meaning of Treasury Regulation Section 1.409A-1(n)(1) or a separation from service for good reason within the meaning of Treasury Regulation Section 1.409A-1(n)(2), (ii) amounts paid under Section 7.2(c)(i) constitute separation pay exempt from Internal Revenue Code Section 409A under Treasury Regulation Section 1.409A-1(b)(9)(iii), and (iii) Payments under Section 7.2(c)(ii) will be exempt from Code Section 409A as a non-taxable fringe benefit to Executive, but neither party will be liable to the other in the event any such payment receives different tax treatment. In the event any of these payments is determined to be deferred compensation subject to Internal Revenue Code Section 409A, the payments will comply with Section 7.9.

7.3                               CHANGE IN CONTROL—VESTING OF STOCK OPTIONS. Immediately upon the occurrence of a Change in Control, fifty percent (50%) of Executive’s then unvested stock options, stock appreciation rights, shares of restricted stock and any other unvested equity awards, if any, will vest.

7.4                               RESIGNATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE IN CONNECTION WITH A CHANGE OF CONTROL—ENHANCED SEVERANCE BENEFITS.

(a)                           Timing. In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason within one hundred eighty (180) days before or three hundred and sixty five (365) days after a Change of Control, Executive will receive the Enhanced Severance Benefits set forth in Section 7.4(b), provided that if the Executive resigns for Good Reason (i) Executive provides written notice to the Company of the existence of such Good Reason within thirty (30) days of the initial existence of such condition (or, if later, the date on which Executive becomes aware of the existence of such condition); (ii) the Company is provided a period to cure the event or condition giving rise to Good Reason, which cure right extends until the later of fifteen (15) days (A) from the date of receipt of the notice from Executive or (B) the date on which the Change of Control occurs (the “Cure Period”), and the Company fails to do so within the Cure Period; and (iii) Executive resigns from Executive’s employment for such Good Reason within five (5) days of the expiration of the Cure Period.

(b)                           Enhanced Severance Benefits. If the Company terminates Executive without Cause within one hundred eighty (180) days before or three hundred and sixty five (365) days after a Change of Control or Executive resigns with Good Reason pursuant to Section 7.4(a), Executive will be entitled to receive all Standard Termination Payments described in Section 7.1, the Base Severance Payments described in Section 7.2(c)(i) and the COBRA Benefits described in Section 7.2(c)(ii). In addition, Executive will be entitled to the following:

(i)                                           Enhanced Severance Payments. In addition to the Severance Benefits described in Section 7.2, the Company will pay Executive an additional sum equal to (a) six (6) months of Executive’s then-current annual Base Salary; (b) fifty percent (50%) of the amount of the annual Incentive Compensation target (excluding any commission targets) for the calendar year immediately preceding the calendar year in which Executive’s Termination Date occurs or for the calendar year in which Executive’s Termination Date occurs, whichever is greater; (c) in lieu of continuing to provide life or disability insurance for Executive, eighteen (18) times the monthly premium or premiums for disability and life insurance coverage of Executive paid by the Company immediately before Executive’s Termination Date; and (d) an additional six (6) months of COBRA Benefits described in Section 7.2(c)(ii) (collectively, the “Enhanced Severance Payments”). The Enhanced Severance Payments will commence in accordance with Section 7.4(c), Section 7.4(d) and Section 7.9, and will commence immediately following the last payment of Standard Termination Payments to Executive and be made in equal installment payments in accordance with the Company’s regular bi-weekly paydays, or if different, in accordance with the Company’s customary payroll practices.

(ii)                                        Tax Advice Reimbursement. An amount, not to exceed $7,500, to reimburse Executive for tax advice services during the period that extends through the last day of the second calendar year following the calendar year in which Executive’s Termination Date occurs, to be paid within sixty (60) days following six (6) months after Executive’s Termination Date and receipt by the Company of documentation from Executive substantiating the tax advice services to be reimbursed.

(iii)                                     Vesting of All Stock Options and Rights. All of Executive’s unvested stock options, stock appreciation rights, shares of restricted stock and any other unvested equity awards will vest. The remaining provisions of Executive’s stock options, stock appreciation rights, restricted stock and other equity awards, as governed by the applicable stock or equity incentive plan of the Company, will continue in full force and effect, provided, however, that vested options and stock appreciation rights will lapse if not exercised before midnight on the day that is twelve (12) months after the Executive’s Termination Date, or earlier in accordance with the expiration of the term of the option or stock appreciation right.

(c)                            Compliance with Code Section 409A:  Termination Date after Change in Control. The Company and Executive intend that payments under Section 7.4(b)(i) made in the event Executive’s Termination Date occurs within three hundred and sixty five (365) days after a Change of Control will constitute payments on account of an involuntary separation from service as described in Section 7.2(d) up until the lesser of:  (a) two times (2x) the Executive’s annualized compensation based upon the annual rate of pay in effect for the taxable year preceding the termination (including any Incentive Compensation paid), adjusted for any increase for the year of termination if such increase was expected to continue indefinitely; and (b) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive terminates employment (the lesser of (a) and (b) referred to herein as the “Limit”). In the event the Enhanced Severance Pay exceeds the Limit, the remaining payments will constitute deferred compensation subject to Code Section 409A and will be subject to the delayed payment restrictions of Section 7.9. In any event, neither party will be liable to the other if any such payment receives different tax treatment.

(d)                           Compliance with Code Section 409A:  Termination Date before Change in Control. The Company and Executive intend that (i) in the event Executive’s Termination Date occurs within one hundred eighty (180) days before a Change in Control, the Base Severance Payments paid on account of the Executive’s Termination Date will constitute payments on account of an involuntary separation from service as described in Section 7.2(d) up until the Limit, and amounts in excess of the Limit will constitute deferred compensation subject to Code Section 409A and will be subject to the delayed payment restrictions of Section 7.9, and (ii) the Enhanced Severance Payments made upon the subsequent Change in Control will constitute deferred compensation subject to Code Section 409A and will be subject to the delayed payment restrictions of Section 7.9. In any event, neither party will be liable to the other if any such payment receives different tax treatment.

7.5                               TERMINATION UPON DEATH OR DISABILITY OF EXECUTIVE.

(a)                           Upon Executive’s death while employed pursuant to this Agreement, this Agreement will automatically terminate.

(b)                           Subject to applicable state and federal law, the Company will at all times have the right, upon thirty (30) days written notice to Executive, to terminate this Agreement based on Executive’s Disability.

(c)                            In the event Executive’s employment is terminated due to Executive’s death or Disability, the Company will pay to Executive or Executive’s heirs or estate all Standard Termination Payments together with any other compensation and benefits payable to Executive through the Executive’s Termination Date under any compensation or benefit plan, program or arrangement during such period. In addition, if Executive, or if Executive is deceased, a participant on Executive’s health insurance plan, elects COBRA coverage, the Company will pay its third party administrator the full cost of COBRA coverage for twelve (12) months from the Executive’s Termination Date.

7.6                               Notice; Effective Date of Termination.

(a)                                 Termination of Executive’s employment pursuant to this Agreement will be effective on the earliest of:

(i)                               excluding a termination due to Executive’s death or Disability, the date on which the Company gives notice to Executive of Executive’s termination, with or without Cause, unless the Company specifies a later date, in which case, termination will be effective as of such later date;

(ii)                            the date of Executive’s death;

(iii)                         ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability; or

(iv)                        thirty (30) days after Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the 30th day thereafter (i.e., the effective date of resignation, but for this Section 7.6(a)), in which case the Executive’s resignation will be effective as of such earlier date (the date on which Executive’s resignation becomes effective, the “Actual Resignation Effective Date”).

(b)                                 In the event that notice of a termination is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request. In the event of a termination for Cause, written confirmation will specify the subsection(s) of the definition of Cause being relied on by the Company to support the decision to terminate for Cause, to afford Executive a reasonable opportunity to effect a cure, if permitted and possible under the applicable subsections of the definition of Cause. In the event of a resignation for Good Reason, written confirmation will specify the subsection(s) of the definition of Good Reason being relied on by Executive to support the decision to resign for Good Reason, to afford the Company a reasonable opportunity to cure under the applicable subsections of the definition of Good Reason.

7.7                               COOPERATION WITH THE COMPANY AFTER TERMINATION OF EMPLOYMENT. Notwithstanding anything to the contrary contained herein, payment of the amounts specified in this Agreement is conditional upon Executive reasonably cooperating with the Company in connection with any Change in Control or proposed Change in Control and all matters relating to Executive’s employment with the Company, assisting the Company as reasonably requested in transitioning Executive’s responsibilities to Executive’s replacement, and Executive being available to answer questions and provide transition assistance to the Company through the end of the period during which Severance Benefits or Enhanced Severance Benefits are to be paid. Following Executive’s Termination Date, such assistance will be provided at mutually acceptable times, and in reasonable amounts, taking into account other commitments that Executive may have.  Executive agrees to use Executive’s best efforts to minimize any conflicts with other commitments to facilitate this assistance. The Company agrees to reimburse Executive for reasonable out of pocket, pre-approved expenses incurred in providing such assistance.

7.8                               APPLICATION OF SECTION 280G. In the event that it is determined that the Severance Benefit payable to Executive pursuant to Section 7 of this Agreement, when added to any other payment or benefit to Executive from the Company (including the acceleration of equity awards pursuant to Section 7.4(b)(iii)) that would be considered a “parachute payment” (a “Parachute Payment”), within the meaning of section 280G of the Code, would cause Executive to be considered to receive an “excess parachute payment” within the meaning of section 280G of the Code (an “Excess Parachute Payment”), the amount payable to Executive pursuant to Section 7 of this Agreement will be reduced to the maximum amount that, when added to any other Parachute Payments made to Executive, could be paid to Executive without causing Executive to receive an Excess Parachute Payment. Notwithstanding the foregoing, the Severance Benefit payable to Executive pursuant to Section 7 of this Agreement will not be reduced if (i) the net amount payable to Executive without the reduction described in the preceding sentence, but reduced by all Federal, state and local income and employment taxes payable by Executive on the Severance Benefit payable pursuant to this Agreement and all other Parachute Payments plus the excise tax payable on the Excess Parachute Payment pursuant to Section 4999 of the Code, is greater than (ii) the net amount that would be payable to Executive with the reduction described in the preceding sentence and reduced by all Federal, state and local income and employment taxes payable by Executive on the Severance Benefit payable pursuant to this Agreement and all other Parachute Payments. For purposes of this Section 7.8, Executive will be deemed to pay Federal income tax and employment taxes at the highest marginal rate of Federal income and employment taxation in the calendar year in which the Excess Parachute Payment would occur and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the Excess Parachute Payment would be made, net of the reduction in Federal income taxes that Executive may obtain from the deduction of such state and local income taxes. In addition, all determinations to be made under this Section 7.8 will be made by the Company’s independent public accountant (the “Accounting Firm”) immediately before the date the Severance Benefit under Section 7 is to be paid. The Accounting Firm will provide its determinations and any supporting calculations and work papers both to the Company and to Executive within ten (10) days of such date, and any such determination by the Accounting Firm will be binding upon the Company and Executive.

7.9                               DEFERRED COMPENSATION SUBJECT TO CODE SECTION 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Code Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur additional tax under Code Section 409A.  It is intended that each installment of Severance Benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Code Section 409A and Executive is, on the termination of service, a “specified Executive” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences to Executive under Section 409A, the timing of the payments and benefits will be delayed until the earlier to occur of: (a) the date that is six (6) months and one day after Executive’s Separation From Service, or (b) the date of Executive’s death (such applicable date, the “Specified Executive Initial Payment Date”). On the Specified Executive Initial Payment Date, the Company (or the successor entity thereto, as applicable) will (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Executive Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section 7.9 and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

8.                                      GENERAL PROVISIONS.

8.1                               NOTICES. Any notice required or permitted under this Agreement will be given in writing by delivery in hand, express courier or by postage prepaid, United States first class mail; registered or certified mail, return receipt requested; facsimile at the party’s specified address; or as otherwise specified by a party. Notice will be effective upon receipt.

8.2                               RIGHT TO INJUNCTIVE RELIEF. Executive agrees and acknowledges that a violation of the covenants contained in Section 4 of this Agreement will cause irreparable damage to the Company, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Company in the event of breach by Executive of any such covenant. Therefore, Executive further agrees that, in the event of any violation or threatened violation of such covenants, the Company will be entitled to an injunction issued by any court of competent jurisdiction restraining such violation or threatened violation by Executive, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

8.3                               PARTIAL INVALIDITY/SEVERABILITY/NO AMENDMENT OF EXISTING AGREEMENTS. Executive acknowledges that the periods of time and geographic area of restrictions imposed by Section 4 are fair and reasonable and are reasonably required for the protection of the Company.  If any part or parts of Section 4 will be held to be unenforceable or invalid, the remaining parts thereof will nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof. If any of the provisions of Section 4 relating to the scope of restrictions, periods of time or geographic area of restriction will be deemed to exceed the scope of restrictions, maximum periods of time or area which a court of competent jurisdiction would deem enforceable, the scope of restrictions, time and area will, for purposes of Section 4, be deemed to be the maximum scope, time periods and area which a court of competent jurisdiction would deem valid and enforceable.  If any other paragraph or subparagraph of this Agreement will be unenforceable under any applicable law, the remainder of this Agreement will remain in full force and effect. Except as specifically provided herein, nothing in this Agreement is intended to modify any existing agreements between the Company and Executive with regard to the matters in Section 4.

8.4                               WAIVER. If either party should waive any breach of any provisions of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. It is agreed that no delay or omission to exercise any right, power or remedy accruing to either party, upon any breach, default or noncompliance by the other party under this Agreement will impair any such right, power or remedy, nor will it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on either party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to either party, will be cumulative and not alternative.

8.5                               WITHHOLDING. All amounts payable hereunder will be reduced by any and all federal, state, and local taxes imposed upon the Executive that are required to be paid or withheld by the Company.

8.6                               COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including but not limited to any Previous Agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties may enter into separate agreement(s) related to stock options, stock awards or other matters relative to Executive’s service with the Company or its affiliates. These separate agreements govern (or may govern) other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

8.7                               COUNTERPARTS. This Agreement may be executed in separate counterparts, including facsimile, PDF, or other electronic counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.8                               HEADINGS. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.9                               SUCCESSORS AND ASSIGNS. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge, consolidate, or be acquired by, or to which the Company may transfer all or substantially all of its assets. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

8.10                        CHOICE OF LAW/VENUE. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal, substantive laws of the State of Delaware, as applied to agreements made and to be performed solely within the State of Delaware and without regard to the principles of conflicts of laws of the State of Delaware or of any other jurisdiction that would result in the application of the laws of any other jurisdiction to this Agreement. Any action brought to enforce this Agreement will be brought in Colorado or New Jersey in a court of competent jurisdiction.

8.11                        ATTORNEYS’ FEES. In any action brought to enforce this Agreement, the substantially prevailing party in such dispute will be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such substantially prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys, which will include, without limitation, all fees, costs and expenses of appeals.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

Company:

EVOLVING SYSTEMS, INC.

By:	/s/ DAVID J. NICOL
Name: DAVID J. NICOL
Title: Director & Chair of Compensation Committee

EXECUTIVE

/s/ MATTHEW STECKER
Name: MATTHEW STECKER
Title: CEO and Chairman of the Board

[Signature Page to Employment Agreement]

EXHIBIT A

1.                                      Compensation:

Annualized Base Salary:  $300,000.  Employee will simultaneously cease receiving fees for board service.

Incentive Compensation:  Between 20% and 50% of Base Salary — the goals for 2019 and thereafter will be based on the Company’s budget and Incentive Compensation plan for the applicable calendar year — both are typically approved by the Board and Compensation Committee in January of the fiscal year.

2.                                      Paid Time Off.  Paid Time Off (PTO) will be 5 weeks per year.

Executive will be expected to record PTO in accordance with standard Company policy and all other provisions of the Company’s PTO policy will apply.

3.                                      Benefits.  Executive will be eligible to participate in the Company’s benefit plans available for Company employees.

4.                                      Upgrade to First Class Travel/Business Travel.  Upgrades to business class travel will be made available to Executive as follows:  First or business class for domestic (US) flights; business class for international flights.

EXHIBIT B

EVOLVING SYSTEMS, INC.

PROPRIETARY INFORMATION AGREEMENT — EMPLOYEE

This Agreement is made between Evolving Systems, Inc., a Delaware corporation (the “Company”) and the undersigned employee of the Company.

The Company is developing and plans to use for commercial purposes technical and non-technical information that is vital to the success of the Company.  Generally, persons engaged as employees by the Company become acquainted with the Company’s confidential and proprietary information and, depending upon their jobs and responsibilities, may contribute to such information either through inventions, discoveries, improvements or otherwise. It is necessary for the Company to protect such information either by patents or by holding it confidential and to protect itself against conflict with the proprietary information of others.

In partial consideration of and as part of the terms of my employment or continued employment (as the case may be) by the Company and the compensation paid to me by the Company during the term of my employment, I agree as follows:

1.                                      Inventions. I agree to promptly and fully disclose to the Company all inventions, discoveries and improvements (whether patentable or not) which have been or may be conceived or made by me, solely or jointly with others, during the term of my employment with the Company, from the beginning until termination, (i) which are along the lines of or relate to the business, work or investigations (including but not limited to, projects, processes, concepts, specifications, drawings, records, documentation, systems, techniques, computer software, programs, facilities, equipment and devices) of the Company or of any company which at the time of such inventions, improvements or discoveries it owns or controls, or (ii) which result from or arise out of any work which I may do for or on behalf of the Company (collectively the “Company Materials”). All of such Company Materials will be the sole and exclusive property of the Company, and I hereby assign to the Company all of my rights and interest therein.

2.                                      Assignments and Waiver of Rights. I hereby assign and agree to execute assignments to the Company or its nominees, successors or assigns of all my right, title and interest (i) in and to any and all Company Materials (ii) in and to any and all patent applications therefor, (iii) in and to all priority rights as acquired under the International Convention for Protection of Industrial Property by the filing of such applications, (iv) in and to all patents that may be granted therefor throughout the world (v) in and to all trademarks and similar registrations or rights with respect thereto throughout the world and (vi) in and to all copyrights for Company Materials throughout the world, including all exclusive rights granted to an author under copyright law, namely the right to (a) reproduce the work; (b) to prepare derivative works; (c) to distribute copies to the public by sale, rental, lease or lending; (d) to perform works publicly; and (e) to display the work publicly. In addition, with respect to all Company Materials, I waive any and all rights I may have to terminate my assignment of copyright ownership in the Company Materials and waive any and all “moral rights” I have thereto, including, but not limited to, the right to claim authorship, the right to prevent my name from being used and the right to prevent distortion of the work. I also agree, during and subsequent to my employment, to sign all lawful papers and to assist the Company and its nominees, successors or assigns, at its or their request and expense but without charge, in every lawful way to obtain and sustain such patents and other rights in any and all countries for its and their benefit. I agree that all copyrightable material I may develop subject to this Agreement will be “work made for hire” as defined under United States copyright law.

3.                                      Inventions Not Related to Employment by the Company. All significant inventions, discoveries, improvements and copyrightable material and all computer programs and software, whether or not copyrightable, which I made or conceived prior to my employment by the Company (“Prior Inventions”) as to which any of my previous employers have or I have any rights, title or interest will not be subject to this Agreement, and I agree to promptly notify the Company in writing of any potential or actual use of the same by the Company or its clients which comes to my attention. In addition, any and all inventions, discoveries, improvements and copyrightable material and all computer programs and software, whether or not copyrightable, which I make or conceive during the term of my employment by the Company but which are not related to such employment will not be subject to this Agreement.  To preclude any possible uncertainty, I have set forth on Schedule A attached hereto a complete list of all such Prior Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Prior Inventions would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention in Schedule A, but I am only to disclose a cursory name for each such invention, list the party(ies) to whom it belongs and the fact that full disclosure as to such Prior Invention has not been made for this reason. If no such disclosure is attached, I represent that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, any Prior Inventions in any Company Materials. In addition, to preclude any conflicts of interest, set forth on Schedule A is a complete list of all Confidentiality and/or Non-Disclosure or Proprietary Information Agreements or other similar agreements into which I have entered and under which I owe a duty of confidentiality.

4.                                      Obligation to Keep Company Informed. During the period of my employment with the Company, I will promptly disclose to the Company fully and in writing all inventions, discoveries and improvements authored, conceived or reduced to practice or caused to be conceived, developed or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf during the term of my employment with the Company and for one (1) year after termination of employment.  The Company will keep confidential and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to inventions, discoveries and improvements authored, conceived or reduced to practice by me, either alone or jointly with others.

5.                                      No Improper Use of Information of Prior Employers and Others. During my employment by the Company I agree that I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

6.                                      Confidential Information. Except as authorized or directed by the Company, I will not at any time during or subsequent to my employment, directly or indirectly, disclose to any person or entity (whether or not it is a competitor of the Company), any confidential information of the Company or confidential information of others which has come into the possession of or been disclosed to the Company or me in the course of my employment (including any technical or business information, which will include but not be limited to programs, files, specifications, drawings, sketches, models, samples, or other data, oral, written or otherwise, furnished or disclosed to the Company under its agreements with any of its clients unless such information was previously known to the Company free of any obligations to keep it confidential or has been subsequently made public by any of its clients or is in the public domain through no fault of the Company, and I will not use any such confidential information for my personal use or advantage or make it available to others for use. All information, whether written or not, regarding the Company’s business, including but not limited to that relating to existing and contemplated products, formulas, compositions, computer software, programs, machines, apparatus, systems, processes, methods, manufacturing procedures, research and development programs, inventions, discoveries, business procedures, customers and sources of supply will be presumed to be confidential except to the extent that the same will have been lawfully and without breach of confidential obligation, made available to the general public without restriction.

7.                                      Notice of Immunity from Liability. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

8.                                      Third Party Confidential Information. I acknowledge that the Company has received and in the future will receive from third parties, including customers of the Company, confidential and proprietary information, and that the Company must maintain the confidentiality of such information and use it only for authorized purposes. I agree not to use or disclose any such information except as authorized by the Company or the third party to whom the information belongs.

9.                                      Return of Records. All records, drawings, documents, films, tapes, writings or other means of storing or transmitting information, whether copyrightable or not, relating to or dealing with the Company’s confidential information as defined above, and to that of others entrusted to the Company, which are prepared or created by me or which may come into my possession or control during my employment are the property of the Company or its clients, and upon termination of my employment, I agree to leave all such materials with the Company and not to take any copies of them for myself or others. I further agree that any Company property or confidential information located on my premises or in my control or possession, including disks and other storage media, is subject to inspection by Company personnel at any time upon reasonable notice.

10.                               Other Agreements. I represent that I am not in violation of any term of any employment contract, patent or other proprietary information disclosure agreement, any other contract or agreement, or of any judgment, decree or order of any court or administrative agency relating to or affecting my right to be employed by the Company because of the nature of the business conducted or proposed to be conducted by the Company or for any other reason. No such term, agreement, judgment, decree or order conflicts with my obligation to use by best efforts to promote the interests of the Company nor does the execution and delivery of this Agreement, or the carrying on of the Company’s business as an employee of the Company, conflict with any such term, agreement, judgment, decree or order.

11.                               Benefits. I acknowledge that I am not entitled to the provisions of any of the Company’s client’s employee benefits as a result of any agreement between the Company and any of its clients.

12.                               Breach of Agreement. I acknowledge that the Company’s confidential information as described in this Agreement constitutes a unique and valuable asset of the Company, the loss or unauthorized disclosure of which would cause the Company irreparable harm. Upon the breach or threatened breach by me of any of the provisions of this Agreement, the Company will be entitled to seek an injunction, without bond, restraining me from committing such breach. This right to any injunction will not be construed to prohibit the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages and costs incurred in enforcing this Agreement (including, but not limited to, attorneys’ fees). I agree that the Company may make known to others either during or subsequent to my employment, the existence and provisions of the Agreement.

13.                               Effect of Agreement. This Agreement will be binding upon me and upon my heirs and personal representatives and will be binding upon and inure to the benefit of the Company, its successors and assigns. My obligations to the Company regarding confidential information and inventions as set forth in this Agreement commenced or will commence as of the date on which I became or will become an employee of the Company and will survive the termination for any reason of my employment by the Company. I acknowledge that I have accepted employment by the Company with the understanding that I would be subject to the foregoing obligations.

14.                               At-Will Employment. I acknowledge and agree that this does not constitute a contract of employment, either express or implied, for any specific period of time and that I am an at will employee of the Company. As an at will employee of the Company, I understand and agree that the Company may terminate my employment at any time and I am free to resign my employment with the Company, at any time, with or without prior notice, procedure or formality.

15.                               Severability. If all or any portion of any covenant contained herein is construed to be invalid or unenforceable, such invalidity or unenforceability will not affect the remaining covenants, which will be given full force and effect without regard to the invalid portion.

16.                               Partial Waiver. The failure by the Company to demand rigid adherence to any term of this Agreement on one or more occasions will not be construed as a waiver of and will not deprive the Company of the right to insist upon strict compliance thereafter.

17.                               Applicable Law. This Agreement will be governed and construed by Colorado law. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in the state of Colorado for any lawsuit filed there against me by the Company arising from or related to this Proprietary Information Agreement. I agree that the party that substantially prevails in any action to enforce any provision of this Agreement will recover all costs and attorneys’ fees incurred in connection with the action.

18.                               Counsel. I acknowledge that I have read this Agreement and that I understand its contents. I have had the opportunity to seek legal counsel regarding this Agreement.

19.                               Effective Date. This Agreement will be effective as of the first day of my employment with the Company.

20.                               Other Agreements. In the event of any direct conflict between any term of this Agreement and any term of any other agreement that I have executed, the terms of this Agreement will control. If I have signed or sign any other agreement(s) relating to or arising from my employment with Company, all provisions of such agreement(s) that do not directly conflict with a provision of this Agreement will not be affected, modified or superseded by this agreement, but rather will remain fully enforceable according to their terms.

21.                               Non-Assistance. I agree not to assist any third person or company in contesting or attacking the Company’s rights in and/or to any copyright, patent, trademark or other trade secret or confidential or proprietary information, except pursuant to subpoena or court order.

BY MY SIGNATURE BELOW I REPRESENT THAT I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS, AND THAT I HAVE FILLED OUT SCHEDULE A, WHICH IS ATTACHED TO THIS AGREEMENT, COMPLETELY.

EMPLOYEE: Matthew Stecker	EVOLVING SYSTEMS, INC.

/s/ MATTHEW STECKER	By:	/s/ DAVID J. NICOL
Name: David J. Nicol
Title: Director & Chair of Compensation Committee

Dated:  July 17, 2019

SCHEDULE A

1.                                      Disclosure of Prior Inventions:

Except as listed in Section 2 below, I certify that the following is a complete list of all Prior Inventions that have been made or conceived or first reduced to practice by me or jointly with others prior to my engagement by Evolving Systems, Inc.

Inventions/Titles:

1. NONE RELEVANT
2.
3.
4.
5.

(Attach a brief description for each of the above-titled inventions).

If, due to a prior confidentiality agreement, you cannot complete the disclosure above with respect to your Prior inventions disclose a cursory name for each such invention, list the party(ies) to whom it belongs and your relationship to such party(ies:

Name of Invention	Party(ies)	Relationship
1.
2.
3.
4.
5.

If no disclosure is made, I represent that there are no Prior Inventions.

2.                                      Disclosure of Prior Confidentiality and/or Non-Disclosure or Proprietary Information Agreements:

Below is a list of all prior Confidentiality and/or Non-Disclosure or Proprietary Information Agreements under which I owe a duty of confidentiality:

Effective Date	Company or Entity
1.
2.
3.
4.
5.
6.

(Attach additional sheets if necessary).

Employee Signature:	/s/ MATTHEW STECKER

Print Name:	MATTHEW STECKER

Date of Signature:	JULY 17, 2019

Date of Employment:	JULY 17, 2019